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                                                                    Exhibit 23.1

                         [LETTERHEAD OF KATZ & MILLER]



The Board of Trustees of
     FamTec Employees' Savings and Profit Sharing Plan and Trust

We consent to incorporation by reference in the registration statement on Form S-8 as filed on November 27, 1996 of FamTec Employees' Savings and Profit Sharing Plan and Trust of our report dated September 13, 1996, relating to the Statements of Net Assets Available for Benefits of FamTec Employees' Savings and Profit Sharing Plan and Trust as of May 31, 1996 and 1995, and the related Statements of Changes in Net Assets Available for Benefits for each of the years in the two-year period ended May 31, 1996, and all related schedules, which report appears in the May 31, 1996 annual report on Form 11-K of FamTec Employees' Savings and Profit Sharing Plan and Trust.

/s/ Katz & Miller

Chicago, Illinois
November 25, 1996